CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We hereby consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Statements of Additional Information for the Wells Fargo Advantage Enterprise Fund, the Wells Fargo Advantage Small Cap Opportunities Fund, and the Wells Fargo Advantage Special Small Cap Value Fund, each a series of the Wells Fargo Advantage Small to Mid Cap Stock Funds.

/s/ KPMG

Boston, Massachusetts

October 28, 2014